[LOGO] Astralis

For Immediate Release                                          November 14, 2003

                  Astralis Ltd Reports 3rd Quarter 2003 Results

Fairfield, New Jersey, November 14, 2003 -- Astralis Ltd (OTCBB: ASTR) announced today its results for the period ending September 30, 2003. For the period from January 1, 2003 through September 30, 2003, the Company recorded a net loss of $3.96 million, or $ (0.11) per share. The Company, which is in the development stage, had no revenue during this period. Total stockholders' equity as of September 30th, was $7.4 million and the Company had cash and marketable security balances totalling $ 2.0 million as of September 30, 2003.

Research and development expenses amounted to $ 3.01 million. This includes spending on preclinical studies and the Phase I clinical study for PsoraxineTM, the Company's first drug candidate for the treatment of Psoriasis.

Astralis Ltd
Mike Ajnsztajn, Chief Executive Officer                           (973) 227 7168
Gina Tedesco, Chief Financial Officer
Email: info@astralisltd.com

                                  Astralis Ltd
                          (A Development Stage Entity)
             Selected Statement of Operation Information (Unaudited)
                    January 1st, 2003 to September 30th, 2003

Revenues                                                                     --

Total Operating Expenses                                            $ 4,067,642

Loss from Operations                                                $(4,067,642)

Other Income - Investment Income                                    $   105,107

Net Loss to Common Stockholder                                      $(3,962,535)

Basic and diluted loss per common share                             $     (0.11)